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                                   EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

The following is a list of the subsidiaries of the Company:
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                                            Place of
                  Subsidiary             Incorporation
       --------------------------------  -------------
 1)    Candela Iberica, S.A.             Spain

 2)    Candela France S.A.R.L.           France

 3)    Candela K.K.                      Japan

 4)    Candela Laser (Deutschland) GmbH  Germany

 5)    Candela Skin Care Centers, Inc.   Massachusetts

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